Skillz Announces 1-for-20 Reverse Stock Split LAS VEGAS, NEVADA – June 22, 2023 – Skillz Inc. (NYSE: SKLZ), the leading mobile games platform bringing fair competition to players worldwide, today announced that its Board of Directors has approved a 1-for-20 reverse stock split of the Company’s Class A common stock and Class B common stock (together, the “common stock”). The reverse stock split, which was authorized by Skillz stockholders at the Annual Meeting of Stockholders on June 20, 2023, is intended to return Skillz to compliance with the New York Stock Exchange continued listing standards. The reverse stock split will become effective on June 23, 2023 and the Company’s Class A common stock will begin trading on a split-adjusted basis when the market opens on June 26, 2023. Skillz’ Class A common stock will continue to trade on the New York Stock Exchange under the ticker symbol “SKLZ” but with a new CUSIP number of 83067L208. As a result of the reverse stock split, every 20 shares of Skillz’ issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock without any change in the par value per share. The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company’s equity, except, to the extent that the reverse stock split would result in a stockholder owning a fractional share. Stockholders that would receive a fractional share will instead receive a cash payment directly in their brokerage account equivalent to the value of the fractional share. The reverse stock split will reduce the number of shares of the Company’s Class A common stock outstanding from approximately 354,692,618 to approximately 17,734,630 and the number of the Company’s Class B common stock from approximately 68,601,268 to 3,430,063. Proportional adjustments will also be made to the number of shares of the Company’s common stock authorized and the number of shares issuable upon exercise or conversion of the Company’s equity awards, warrants and other convertible securities, as well as the applicable exercise or conversion price thereof. Additional information regarding the reverse stock split is available in the Company’s definitive proxy statement filed with the SEC on May 1, 2023. Any additional questions can be directed to the Company’s transfer agent, Continental Stock Transfer & Trust at 1-800-509-5586 or cstmail@continentalstock.com About Skillz Inc. Skillz is the leading mobile games platform on a mission to bring out the best in everyone through fun and fair competition. The Skillz platform helps developers create multi-million dollar franchises by enabling social competition in their games. Leveraging its patented technology, Skillz hosts billions of casual mobile gaming tournaments for millions of players worldwide. As the pioneer of skill-based competition for mobile gaming, Skillz has earned recognition with Parity.Org’s 2022 Best Companies for Women to Advance, Deloitte 2022 Tech Fast 500 and one of Fast Company’s Most Innovative Companies in 2023. For more information, visit skillz.com.

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